ABM WINS SECOND CIRCUIT SUMMARY JUDGMENT
FOR BUSINESS INTERRUPTION COVERAGE IN WORLD TRADE CENTER CLAIM

SAN FRANCISCO, CA — February 10, 2005 – ABM Industries Incorporated (NYSE: ABM) announced today that the United States Court of Appeals for the Second Circuit had granted summary judgment in favor of ABM on the Company’s insurance claims for business interruption losses resulting from the World Trade Center (WTC) disaster.

          The Appeals Court also ruled that ABM is entitled to recovery for the extra expenses it incurred after 9/11, which include millions of dollars related to increased unemployment claims and costs associated with the redeployment of WTC personnel at other facilities. The Appeals Court rejected the arguments of Zurich American Insurance Co. (Zurich) to limit ABM’s business interruption coverage and returned the case to the Southern District of New York for determination of appropriate additional compensation under the policy.

          “We are very pleased with the Court’s ruling,” said Linda S. Auwers, ABM Senior Vice President & General Counsel. “Since the Court of Appeals has established our business interruption coverage and ruled on several of the case’s central issues, we look forward to a fair and timely resolution of our claims with Zurich.”

          ABM will continue to pursue its claims against Zurich. Under the policy, coverage for ABM’s business interruption and other related losses is capped at $127 million. ABM believes its losses exceed $100 million.

          ABM had commercial insurance policies with Zurich covering business interruption, property damage and other losses related to the WTC complex. At the time, the WTC was the Company’s largest single job-site with annual sales of approximately $75.0 million (3% of the Company’s consolidated sales for 2001).

          In December 2001, Zurich filed a Declaratory Judgment Action in the Southern District of New York claiming the loss of the business profit fell under the policy’s contingent business interruption sub-limit of $10 million. On June 2, 2003, the court ruled on certain summary judgment motions in favor of Zurich. Subsequent to the June 2003 ruling, additional rulings by the court limited ABM’s recourse under the policy to the amounts paid plus additional amounts related to physical property and financial records of the Company located on the WTC premises.

          As of October 31, 2004, Zurich had paid ABM two partial settlements totaling $13.8 million, of which $10.0 million was for business interruption under the contingent business interruption sub-limit and $3.8 million for property damage, which substantially settled the property portion of the claim.

          ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA), ABM Engineering, Amtech Lighting, CommAir Mechanical and ABM Facility Services.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that set forth management’s anticipated results based on management’s plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to subsequent adverse judicial rulings in the Company’s World Trade Center insurance litigation and each of the risks set forth in the Company’s 2004 Annual Report on Form 10-K.

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Contact:
Linda Auwers
Senior Vice President & General Counsel
ABM Industries Incorporated
415-733-4000 (or e-mail lauwers@abm.com)